Exhibit 5.1

November 21, 2014

Buckeye Partners, L.P.

One Greenway Plaza Suite 600

Houston, Texas 77046

Re: Buckeye Partners, L.P. — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”) with respect to certain legal matters in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), respecting the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of (i) limited partnership units representing limited partner interests in the Partnership (the “LP Units”) and (ii) unsecured debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”). The Debt Securities will be issued under an Indenture dated July 10, 2003 (the “Base Indenture”) among the Partnership and U.S. Bank National Association, as successor trustee (the “Trustee”). The LP Units and Debt Securities are collectively referred to herein as the “Securities.”

We have also participated in the preparation of the prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 19, 2010, and Amendment No. 1, Amendment No. 2, Amendment No. 3, and Amendment No. 4 thereto, which is currently in effect (the “Partnership Agreement”), (ii) the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), (iii) the Third Amended and Restated Limited Liability Company Agreement of Buckeye GP LLC, the general partner of the Partnership (the “Partnership GP”), dated as of November 19, 2010, and (iv) such other certificates, statutes and other instruments and as we have deemed necessary or appropriate for purposes of this letter. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and the Partnership GP and such agreements, certificates of public officials, certificates of officers or other representatives of the Partnership, the Partnership GP and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will comply with all applicable laws; (v) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (vi) the Base Indenture will have been duly qualified under the Trust Indenture Act of 1939, as amended; (vii) one or more

Vinson & Elkins LLP Attorneys at Law	1001 Fannin Street, Suite 2500
Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London	Houston, TX 77002-6760
Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Prospectus Supplements to the Prospectus will have been prepared and filed with the Commission describing the Securities offered thereby; (viii) the Base Indenture, and any supplemental indenture relating to a particular series of Debt Securities, will be duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us; (ix) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; and (x) any securities issuable upon conversion, exchange or exercise of any Debt Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based upon and subject to the foregoing, we are of the opinion that:

1. With respect to the LP Units, when (i) the Partnership and Partnership GP have taken all necessary action to approve the issuance of such LP Units, the terms of the offering and related matters and (ii) the LP Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement, then the LP Units will be validly issued, fully paid and nonassessable.

2. With respect to the Debt Securities, when (i) the Partnership and Partnership GP have taken all necessary action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; and (ii) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Base Indenture and the applicable definitive purchase, underwriting or similar agreement, such Debt Securities will be legally issued and will constitute valid and legally binding obligations of the Partnership enforceable against the Partnership in accordance with their terms, except as such enforcement may be subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and general principles of equity.

Our opinion is qualified in the following respects:

(1) we express no opinions concerning (a) the validity or enforceability of any provisions contained in the Base Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws;

(2) the opinions expressed herein are limited in all respects to the federal laws of the United States of America, the Delaware Limited Liability Company Act, the Delaware Act and the Constitution of the State of Delaware (including all applicable statutory provisions and reported judicial decisions interpreting those laws) and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign;

(3) we express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.